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                       _____________, 1996

Limited Partner
Signature VII Ltd.
Anywhere, USA

Dear Limited Partner:

     Signature X Ltd. Limited Partnership (the "Partnership") was organized originally on September 19, 1986. Although the financial performance of the Partnership has not matched our expectations, the Partnership has operated its two hotels in accordance with Signature Inn's guiding principle of providing first-class service to its hotel Guests on a consistent basis.

     Your investment in the Partnership always has been and will continue to be illiquid. Currently, there is no ready market for the resale of your unit(s) of limited partnership interest, and it is not likely that a market for your unit(s) ever will develop. Moreover, there are a number of restrictions on transferability of your unit(s) contained in the Partnership Agreement. Accordingly, absent a sale of all or substantially all of the Partnership's properties, your investment will remain illiquid.

     For some time now, management of Signature Inns, Inc., the general partner of the Partnership, has studied and reviewed various possible methods by which the limited partners in its affiliated limited partnership programs could cash out their investments in these partnerships at an optimal time and at an optimum price. Essentially, the general partner has searched for an "exit vehicle," if you will, which could transport and deliver to the limited partners full, final and fair value for their investments in the partnerships.

     The general partner believes that it may now be in a position to provide such an exit vehicle for the limited partners of each of its affiliated partnerships. As you likely are aware, Signature Inns, Inc. has resolved successfully the financial difficulties and uncertainties which it has faced in the past several years. It is now in the position to attempt to enter the capital markets to seek equity capital with which to purchase at fair market value the equity interests of its affiliated partnership in their hotel properties.

     Management of the general partner believes that operating trends in the hotel industry and values of hotel properties are approaching cyclical peaks. We believe that there now exists a window of opportunity for the general partner to acquire funds with which to purchase properties of its affiliated limited partnerships and, in so doing, provide a mechanism for the limited partners of those partnerships to cash out their investments.

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     Therefore, the general partner is proposing to purchase the Partnership's hotel properties at fair market value, as supported by an independent, experienced and qualified appraiser. The general partner is also proposing that, following completion of the sale/purchase transactions, the net proceeds of sale, together with all other available Partnership cash, be distributed to the limited partners and that the Partnership be liquidated, dissolved and its affairs completely wound-up. Finally, in conjunction with those matters, the general partner is proposing certain required amendments to the Partnership Agreement.

     As the appraised value of the hotels is less than the Partnership's debt obligations, the general partner is also offering a concession of the amount it will accept as payment on the $2,377,061 Partnership note obligation payable to the general partner. The general partner will reduce the note by approximate-ly $1,279,000 so as to provide a total per unit distribution to the Limited Partners of $2,000, including distributions from other liquidated business assets of the Partnership.

     None of these proposed transactions and events can occur or be consummated unless and until limited partners holding a majority of the units of limited partnership interests in the Partnership first provide their written consent to the transactions and other matters. We are asking that you, as a limited partner of the Partnership, provide your consent. To do so, all you need to do is to complete, sign and return the yellow consent form.

     In order to provide you with the information necessary for you to decide whether to support the general partner's proposals, we are enclosing a "Solicitation and Information Statement Regarding Proposed Sale of Partner-ship Assets and Other Matters" ("Statement"). You should read the Statement carefully. You should also discuss the general partner's proposals with your tax consultant and with your other professional advisors.

     You are urged to sign the enclosed Irrevocable Consent of Limited Partner (Yellow Consent Form) and return it to us in the enclosed self-addressed, stamped yellow envelope so that it is received no later than August ___, 1996.

     Should you have any questions in regard to the general partner's proposals, you may call Marty Brew, Treasurer/Controller, at (317) 581-1111.

                                   Very truly yours,


                                   John D. Bontreger,
                                   President, Signature Inns, Inc.
                                   General Partner of Signature X Ltd.
                                   Limited Partnership

P.S. Substantially similar proposals are being made to the limited partners of all of the other limited partnerships and joint ventures affiliated with the General Partner.